Exhibit 4.41

This is an English Translation

November 24, 2011

Loan Agreement

by and among

Wang Yong

Ji Wei

and

The9 Computer Technology Consulting (Shanghai) Co., Ltd.

Loan Agreement

This Loan Agreement (hereinafter this “Agreement”) is entered into in Shanghai, the People’s Republic of China (hereinafter “PRC”) as of November 24, 2011 by and among the following Parties:

1.	The9 Computer Technology Consulting (Shanghai) Co., Ltd. (hereinafter “The9 Computer”)

Registered address: Room 103, Building 3, No. 690 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai

2.	Wang Yong, identity card number:

Domicile address: Room 502, No. 33, Lane 100, Qishan Road, Pudong New District, Shanghai

3.	Ji Wei, identity card number:

Domicile address: Back Building, 2F, No. 12, Lane 424, Huimin Road, Yangpu District, Shanghai

(Wang Young and Ji Wei are hereinafter referred to collectively as the “Borrowers” and individually as the “Borrower”).

WHEREAS Zhu Jun, Qin Jie and The9 Computer entered into three Loan Agreements respectively on January 1, 2004, July 19, 2004, and May 1, 2005 (collectively “Loan Agreements”) and according to such agreements, The9 Computer has provided a loan in a total amount of RMB14,720,000 to Zhu Jun and a loan in a total amount of RMB8,280,000 to Qin Jie.

WHEREAS Wang Yong entered into a novation agreement with Zhu Jun and Qin Jie on August 14, 2006 and according to such agreement, Wang Yong succeeded to all the rights and obligations of Qin Jie under the Loan Agreements.

WHEREAS The9 Computer, the Borrowers, Zhu Jun and Shanghai The9 Information Technology Co., Ltd. (“Company”) will enter into a Novation Agreement (see Appendix I). According to such agreement, Ji Wei succeeded to all of the rights and obligations of Zhu Jun under the Loan Agreements.

Article 1 Amount and Interest Rate of Loan

1.1	The sum of the loans under this Agreement shall amount to Twenty Three Million Renminbi (RMB23,000,000) (“Loan”), of which:

Wang Yong’s loan is Eight Million and Two Hundred and Eighty Thousand Renminbi (RMB8,280,000)

Ji Wei’s loan is Fourteen Million and Seven Hundred and Twenty Thousand Renminbi (RMB14,720,000)

1.2	The interest rate of the Loan under this Agreement shall be zero, which means that no interest will be charged.

1.3	Each of the Borrowers shall sign an equity pledge agreement with The9 Computer at the request of The9 Computer to pledge all of his equity interests in the Company to The9 Computer as an guarantee for the Loan.

Article 2 Use and Withdrawal of Loan

2.1	Each party confirms that The9 Computer has provided the Loan to Qin Jie and Zhu Jun pursuant tot he Loan Agreements. The Borrowers assumed the Loan hereinmentioned pursuant to the relevant novation agreements. The9 Computer is not required to give any amount of the Loan to the Borrowers separately.

2.2	Each party confirms that the Loan hereunder has been used for the investment in or the operation of the Company. The Borrowers shall not use any part of the Loan for any other purpose without the prior written consent of The9 Computer.

Article 3 Term of Loan

3.1	The term of the Loan under this Agreement shall expire on the date when The9 Computer requests the Borrowers to repay the Loan in accordance with Article 3.2 of this Agreement. However, the maximum term shall not exceed the business term of The9 Computer (including the business term as extended from time to time) or the business term of the Company (including the business term as extended from time to time), whichever is earlier (hereinafter “Loan Term”). Upon expiry of the Loan Term, the Borrowers shall repay all outstanding amounts under the Loan (hereinafter “Amounts”) in a lump sum on the expiry date of the Term.

Upon execution hereof, The9 Computer shall, at any time within the Term and in its absolute discretion, be entitled to deliver to the Borrowers or any of the Borrowers a repayment notice as set forth in Article 4.1 of this Agreement, requesting the Borrowers to repay all or part of their respective Amounts under this Agreement.

3.2	Any Borrower required to make repayment shall repay the relevant Amounts in cash, or in any other forms as decided by the board of directors of The9 Computer by way of resolution duly passed by it. If the repayment is made in cash, the Borrowers shall credit the entire Amounts required by The9 Computer for repayment to the bank account designated by The9 Computer within five (5) business days upon the receipt of a repayment notice as set forth in Article 4.1 of this Agreement.

3.3	If The9 Computer serves the repayment notice as set forth in Article 4.1 of this Agreement to the Borrowers, it shall, without violating any applicable laws and regulations, have the right to acquire on its own or designate any third party to acquire all of the equity interests owned by the Borrowers in the Company at the transfer price that is equivalent to the Amounts at the time when such notice is given.

3.4	The9 Computer shall, in its absolute discretion, also have the right to demand to offset its creditor’s right to the Borrowers under this Agreement against all or part of the transfer price required to be paid by it to the Borrowers in connection with its exercise of the relevant call option (hereinafter “Call Option”) when it exercises the Call Option in accordance with the provisions of the Exclusive Call Option Agreement entered into between The9 Computer and the Borrowers on November 24, 2011 (hereinafter “Option Agreement”).

3.5	The Borrower shall not be jointly liable for the repayment by the other Borrower of his Loan under this Agreement.

Article 4 Repayment Notice

4.1	The repayment notice given by The9 Computer to the Borrower or any or several of the Borrowers shall at least contain the following items: name of Borrower, amount of Loan, amount of repayment, time of repayment and bank account for repayment.

Article 5 Representations and Warranties

5.1	Each Borrower hereby represents and warrants as follows:

5.1.1	he is a PRC citizen with full capacity, has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a party to lawsuit.

5.1.2	he has full power to execute and deliver this Agreement and all the other documents to be signed by him in relation to the transaction referred to herein, and he has full power to complete the transaction referred to herein. This Agreement shall be executed and delivered by him legally and properly. This Agreement constitutes the legal and binding obligations on him and is enforceable against him in accordance with its terms and conditions.

5.1.3	he has fully disclosed his financial conditions to The9 Computer before the execution of this Agreement. As of the execution of this Agreement, there exist no circumstances that may render him in insolvency, nor are there any material liabilities that affects his ability to repay debts. The9 Computer may demand him to perform his obligations hereunder in accordance with this Agreement.

5.2	The9 Computer hereby represents and warrants as follows:

5.2.1	it is a limited liability company duly incorporated and legally existing under the PRC laws and possesses an independent legal person qualification. It has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a party to lawsuit.

5.2.2	it has the full corporate power and authority to execute and deliver this Agreement and all the other documents to be signed by it in relation to the transaction referred to herein, and it has the full power and authority to complete the transaction referred to herein.

Article 6 Term of Agreement

6.1	This Agreement shall become effective once it is duly signed by the parties. This Agreement confirms all matters with regard to the Loan between the parties and shall terminate when the Borrowers repay in full the Loan under this Agreement.

6.2	If any of the Borrowers transfers his liabilities under this Agreement with the prior consent of The9 Computer, then the successor of such liabilities shall continue to perform such Borrower’s obligations under this Agreement, and the obligations and undertakings of the other Borrower under this Agreement shall not be adversely affected as a result thereof.

Article 7 Taxes

7.1	All taxes in connection with the Loan shall be borne by The9 Computer.

Article 8 Confidentiality

8.1	Regardless of whether this Agreement has terminated or not, the Borrowers shall be under an obligation to keep in confidence any trade secret, proprietary information and customer information (hereinafter “Confidential Information”) in connection with The9 Computer that are known to or received by them due to the execution and performance of this Agreement. The Borrowers shall use the Confidential Information only for the purpose of performing their obligations under this Agreement. Without the written permission of The9 Computer, the Borrowers shall not disclose the above Confidential Information to any third party. Otherwise, they shall be liable for the breach of this Agreement and make compensation for all losses arising therefrom.

8.2	The following information shall not be deemed as the Confidential Information:

(a)	any information that has been legally known by the receiving party before as evidenced by written documents;

(b)	any information entering into the public domain not attributable to the fault of the receiving party; or

(c)	any information lawfully acquired by the receiving party through other sources after his/its receipt of such information.

8.3	Following the termination of this Agreement, the Borrowers shall, upon request by The9 Computer, return, destroy or otherwise dispose of all files, materials or software containing the Confidential Information, and shall cease to use such Confidential Information.

8.4	Notwithstanding any other provisions herein, the effect of this Article 8 shall not be affected by the suspension or termination of this Agreement.

Article 9 Undertakings and Warranties

9.1	The Borrowers hereby irrevocably guarantee and warrant that they will not in any way make or authorize others (including but not limited to the Company’s directors nominated by them) to make any resolution, instruction, consent or order to procure the Company to carry out any transaction that would or might substantially affect any asset, right, obligation or business of the Company and/or its subsidiaries (hereinafter “Prohibited Transaction”), including but not limited to:

(1)	borrowing money from any third party or assuming any debts (except for any single debt whose amount does not exceed One Hundred Thousand Renminbi incurred in the usual and normal business activities or any debt whose total amount does not exceed One Hundred Thousand Renminbi in a consecutive of six months);

(2)	providing guarantees to any third party for its own debts, or providing any guarantee to any third party;

(3)	transferring any businesses, material assets, actual or potential business opportunities to any third party;

(4)	transferring or giving license to any third party any domain names, trademarks or other intellectual property in which the Company has legal right;

(5)	transferring all or part of their equity interests in the Company to any third party;

(6)	any other material transactions;

nor sign any agreement, contract, memorandum or transaction document of any other form in respect of the Prohibited Transaction (hereinafter “Prohibited Document”), nor will they allow any Prohibited Transaction to be carried out nor any Prohibited Document to be signed through omission to act.

9.2	The Borrowers shall procure any directors and management personnel of the Company to strictly observe the provisions of this Agreement when performing their duties as directors and management directors of the Company, and shall not in any way engage in any act or omission to act that is in conflict with any such undertaking.

Article 10 Notices

10.1	Any notice, request, demand and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant party.

10.2	Any such notice or other correspondences shall be deemed to have been delivered when it is sent if delivery by facsimile or telex, when it is delivered if delivery in person, and five (5) days after it was posted if delivery by post.

Article 11 Liabilities for Breach of Contract

11.1	Each party agrees and confirms that, if any of the parties (hereinafter the “Defaulting Party”) substantially violates any of the provisions herein or substantially fails to perform any of the obligations hereunder, such violation or failure shall constitute a default under this Agreement (hereinafter a “Default”), and any of the other non-defaulting parties (hereinafter a “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such a reasonable period or within ten (10) days after the other party notifies the Defaulting Party in writing and requires it to rectify the Default, then the Non-defaulting Party shall have the right to terminate this Agreement and/or to demand the Defaulting Party to make compensation for any loss.

11.2	The rights and remedies set out herein shall be cumulative, and shall not preclude any other rights or remedies provided by law.

11.3	Notwithstanding any other provisions herein, the effect of this Article shall not be affected by the suspension or termination of this Agreement.

Article 12 Miscellaneous

12.1	This Agreement is executed in Chinese in three (3) originals, with one (1) original to be retained by each party hereto.

12.2	The formation, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC laws.

12.3	Any disputes arising out of and in connection with this Agreement shall be resolved through consultations among the parties. If the parties cannot reach an agreement regarding such disputes within thirty (30) days upon their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission, Shanghai Branch, for arbitration in Shanghai in accordance with the arbitration rules of such Commission, and the arbitral award shall be final and binding on the parties.

12.4	None of the rights, powers and remedies granted to the parties by any provisions herein shall preclude any other rights, powers and remedies available to such parties at law and under the other provisions of this Agreement, nor shall the exercise by a party of its rights, powers and remedies preclude any exercise by such party of its other rights, powers and remedies.

12.5	Any failure or delay by a party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall not result in a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights preclude such party from exercising such rights in any other way and exercising the other Party’s Rights.

12.6	The headings of the provisions herein are for reference only, and in no circumstances shall such headings be used for or affect the interpretation of the provisions hereof.

12.7	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more provisions herein become(s) invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

12.8	Any amendments or supplements to this Agreement shall be made in writing and shall become effective only when duly signed by the parties to this Agreement.

12.9	Without the prior written consent of the lender, the Borrowers shall not transfer any of their respective rights and/or obligations hereunder to any third parties. The lender shall be entitled to transfer any of its rights hereunder to any third party designated by it after serving notice to the other parties.

12.10	This Agreement shall be binding on the legal successors of the parties.

IN WITNESS HEREOF, the parties hereto have caused this Loan Agreement to be executed as of the date and in the place first above written.

The9 Computer Technology Consulting (Shanghai) Co., Ltd.

(Company chop)

Company chop is affixed

Wang Yong

Signature: /s/ Wang Yong

Ji Wei

Signature: /s/ Ji Wei